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                                                                    Exhibit 1.01


                                 TERMS AGREEMENT



                                               November 21, 2003



Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, New York 10013
Attn:  Treasurer

Dear Sirs:

         We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $37,500,000 aggregate principal amount of its Equity Linked Securities (ELKS(R)) (3,750,000 ELKS) based upon the common stocks of Cisco Systems, Inc., Kohl's Corporation, Merck & Co., Inc., The Coca-Cola Company and Wells Fargo & Company, due November 29, 2004 (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 3,570,000 Securities in the principal amount of $37,500,000 at 97.5% of the principal amount. The Closing Date shall be November 26, 2003 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

         The Securities shall have the following terms:

Title: Equity Linked Securities (ELKS(R)) based upon the Common Stocks of Cisco Systems, Inc., Kohl's Corporation, Merck & Co., Inc., The Coca-Cola Company and Wells Fargo & Company due November 29, 2004

Maturity:                 November 29, 2004

Coupon: Each ELKS will pay a total coupon of $1.1092 in cash in two separate semi-annual installments payable in part on each of two separate Interest Payment Dates. The first coupon of $0.5500 will

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                          be composed of $0.0640 of interest and a partial
                          payment of an option premium in the amount of $0.4860. The second coupon of $0.5592 will be composed of $0.0650 of interest and a partial payment of an option premium in the amount of $0.4942.

Maturity Payment: Holders of the ELKS will be entitled to receive at maturity the Maturity Payment (as defined in the Prospectus Supplement dated November 21, 2003 relating to the Securities)

Interest                  Payment Dates: May 26, 2004 and November 29, 2004

Regular Record Dates:     May 19, 2004 and November 22, 2004

Initial Price To Public: 100% of the principal amount thereof, plus accrued interest from November 26, 2003 to date of payment and delivery

Redemption                Provisions: The Securities are not redeemable by the
                          Company prior to maturity.

Trustee:                  The Bank of New York

Indenture:                Indenture, dated as of October 27, 1993, as amended
                          from time to time

         All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Terms Agreement:

(A) All references to "Salomon Smith Barney Holdings Inc." in the Basic Provisions shall refer to the Company.

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(B)      Notwithstanding the provisions set forth in Section 3 of the Basic
         Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on November 26, 2003 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the ELKS or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

(D) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date letters from PricewaterhouseCoopers LLP and KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

         The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Richard Ketchum, Esq., is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriter. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

         Please accept this offer no later than 9:00 p.m. on November 21, 2003, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

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         "We hereby accept your offer, set forth in the Terms Agreement, dated
November 21, 2003, to purchase the Securities on the terms set forth therein."


                                         Very truly yours,



                                         CITIGROUP GLOBAL MARKETS INC.


                                         By:   /s/ Ramesh K. Menon
                                            --------------------------------
                                               Name:  Ramesh K. Menon
                                               Title: Managing Director



    ACCEPTED:

    CITIGROUP GLOBAL MARKETS HOLDINGS INC.



    By:       /s/ Mark I. Kleinman
       -------------------------------------
       Name:  Mark I. Kleinman
       Title: Executive Vice President
              and Treasurer


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